CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333- 225814 on Form N-2 of our report dated December 19, 2025, relating to the financial statements and financial highlights of the Victory Pioneer ILS Interval Fund (formerly Pioneer ILS Interval Fund), appearing in Form N-CSR of Victory Pioneer ILS Interval Fund (formerly Pioneer ILS Interval Fund) for the year ended October 31, 2025, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm" and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

February 26, 2026